Exhibit 10.10

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 10th day of June 2006 by and among Dragon International Group Corp, a Nevada Corporation, (hereinafter referred to as “DRGG”), Shanghai JinKui Packaging Material Company, Limited, a Chinese Limited Liability Company (hereinafter referred to as the "Company" or “JinKui”), and Haobo Zhu and Shaobo Ouyang, shareholders of the Company (hereinafter referred to as the "Shareholder").

RECITALS

A.     The Shareholders own 100% of the issued and outstanding shares of the capital stock of the Company. Haobo Zhu owns 75% of the Company and Shaobo Ouyang, owns 25% of the Company.

B.     DRGG is willing to acquire 100% of the issued and outstanding capital stock of the Company, making the Company a subsidiary of DRGG, and the Shareholders desire to exchange 100% of the shares of the Company's capital stock for certain amount of shares of common stock of Dragon International Group Corp (OTCBB: DRGG).

C.	The Company is doing business in China and related territories with an address of

1555 Hengnan Rd., Pujiang High-tech Park, Puxing Rd., Shanghai, China

D.     It is the intention of the parties hereto that: (i) DRGG shall acquire 100% of the issued and outstanding capital stock of the Company (“Shares”) in exchange solely for certain amount of common stock of DRGG set forth below (the "Exchange") equal to the shareholder equity of JinKui upon independent audit for the most recent fiscal period. On the closing date, the number of shares of common stock of DRGG to be issued as consideration (“DRGG Shares”) shall equal in value the shareholder equity of JinKui as of June 30, 2006; and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act") and under the applicable securities laws of the state or jurisdiction where the Shareholders reside.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1	SECTION 1. EXCHANGE OF SHARES

1.1        Exchange of Shares. DRGG and the Shareholders hereby agree that the Shareholders shall, on the Closing Date expected to be June 30, 2006, exchange 100% of the issued and outstanding shares of the capital stock of the Company (the "JinKui Shares") for the DRGG Shares, par value $.001.

1.2        Award Shares. In the event JinKui achieves certain milestones as determined upon the mutual agreement of the Company, the Shareholders and Dragon, the Company may be awarded additional shares of DRGG common stock. In the event JinKui achieves Net Income of 600,000 Renminbi for the six month period ending December 31, 2006, the Company may receive 10 million additional shares of DRGG common stock. In the event JinKui achieves Net Income of 2,000,000 Renminbi for the six months ended June 30, 2007, the Company may receive 10 million additional shares of DRGG common stock.

1.3        Delivery of JinKui Shares. On the Closing Date, the Shareholders will deliver to DRGG the certificates representing 100% of the JinKui Shares, duly endorsed (or with executed stock powers) so as to make DRGG the 100% owner thereof. DRGG will deliver to the Shareholders DRGG Shares to be delivered, upon the completion of auditing of the Company, to the Shareholders or as the shareholders direct so as to make the Shareholders or their nominee the sole owner thereof.

1.4        Investment Intent. The newly issued shares of DRGG common stock have not been registered under the Securities Act of 1933, as Amended, and may not be resold unless the DRGG Shares are registered under the Act or an exemption from such registration is available. The Shareholder represents and warrants that he is acquiring the DRGG Shares for his own account, for investment, and not with a view to the sale or distribution of such Shares. Each certificate representing the DRGG Shares will have a legend thereon incorporating language as follows:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

1.5        Conditions Precedent. Completion of the Exchange shall be conditional upon (a) the Shareholder completing a review of the financial, trading and legal position of DRGG in respect of DRGG; (b) DRGG has obtained all the necessary consent, authorization and approval from the relevant regulatory authorities, its board of directors and/or its shareholders; (c) receipt by the Shareholder of a legal opinion that the Exchange qualifies as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

2           SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

2.1	The Company and the Shareholder hereby represent and warrant as follows:

2.2        Organization and Good Standing; Ownership of Shares. The Company and its subsidiary are corporations duly organized, validly existing and in good standing under the laws of China, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a Chinese company where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either the Company or the Shareholder to issue, sell or transfer any stock or other securities of the Company.

2.3        Ownership of Capital Stock. The Shareholder is the beneficial owner of record and beneficially of all of the shares of capital stock of the Company, all of which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.4        Financial Statements, Books and Records. There has been previously delivered to DRGG the unaudited balance sheet of the Company as of December 31, 2005 (the "Balance Sheet"). The Balance Sheet is true and accurate and fairly represents the financial position of the Company as at such date, and has been prepared in accordance with generally accepted accounting principles consistently applied.

2.5	No Material Adverse Changes. Since the date of the Balance Sheet there has not been:

2.5.1     any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of the Company;

2.5.2     any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance;

2.5.3     any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Company's capital stock;

2.5.4     any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Company of any properties or assets; or

2.5.5     adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.6        Taxes. The Company has prepared and filed all appropriate tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

2.7        Compliance with Laws. The Company has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the Company.

2.8        No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

2.8.1	violate any provision of the Articles of Incorporation or By-Laws of the Company;

2.8.2     violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

2.8.3     violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

2.8.4     violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

2.9        Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

2.10      Brokers or Finders. No broker's or finder's fee will be payable by the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Company or the Shareholders.

2.11      Real Estate. The Company neither owns real property nor is a party to any leasehold agreement.

2.12      Tangible Assets. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair taking into account the age of the tangible assets and subject to fair wear and tear, and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

2.13      Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, the Company will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

2.14      Operations of the Company. From the date of the Balance Sheet on December 31, 2005 and through the Closing Date on June 30, 2006 hereof the Company has not and will not have:

2.14.1	incurred any indebtedness for borrowed money;

2.14.2   declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

2.14.3   made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

2.14.4   except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

2.14.5	disposed of any assets of the Company except in the ordinary course of business; or

2.14.6   materially increased the annual rate of compensation of any executive employee of the Company;

2.14.7   increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Company;

2.14.8	issued any equity securities or rights to acquire such equity securities; or

2.14.9   except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

2.15      Capitalization. The company has a registered capital of 10,000,000 RMB and two shareholders, Haobo Zhu and Shaobo Ouyang

2.16      Full Disclosure. No representation or warranty by the Company or the Shareholder in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

2.17      Representations and Warranties on Closing Date. The representations and warranties contained in this Section 2 shall be true and complete on the Closing Date on July 1, 2005 with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

3	SECTION 3. REPRESENTATIONS AND WARRANTIES OF DRGG

3.1	DRGG hereby represents and warrants to the Company and the Shareholders as follows:

3.2        Organization and Good Standing. DRGG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of DRGG consists of 200,000,000 shares of Common Stock (Par Value $0.001), of which 58,463,802 shares are presently issued and outstanding and 2,000,000 shares of preferred stock, of which none is issued and outstanding.

3.3        The Shares. The DRGG Shares to be issued to the Shareholder has been or will have been duly authorized by all necessary corporate and stockholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

3.4        Financial Statements; Books and Records. There has been previously delivered to the Company, the unaudited balance sheet of as March 31, 2006 (the “Balance Sheet”) and the related statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

3.5        Taxes. DRGG has prepared and filed all appropriate tax returns of every kind and category (including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes) for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of DRGG. DRGG has paid all taxes shown to be due by the said returns or on any assessments received by it or has made adequate provision for the payment thereof.

3.6        Compliance with Laws. DRGG has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses, including Federal and State securities laws, which, if not complied with, would materially and adversely affect the business of DRGG or the trading market for the shares of DRGG common stock.

3.7        No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

3.7.1	violate any provision of the Articles of Incorporation or By-Laws of DRGG;

3.7.2     violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which DRGG is a party or by or to which it or any of its assets or properties may be bound or subject;

3.7.3     violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or upon the properties or business of ; or

3.7.4     violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of

3.8        Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving DRGG.

3.9        Brokers or Finders. No broker's or finder's fee will be payable by JinKui or the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by DRGG.

3.10      Assets. DRGG has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair taking into account the age of the tangible assets and subject to fair wear and tear, and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

3.11      Liabilities. DRGG does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, DRGG will not have any Liabilities, other than Liabilities fully and adequately reflected on the DRGG Balance Sheet or DRGG balance sheet dated March 31, 2005, except for Liabilities incurred in the ordinary course of business.

3.12      Authority to Execute and Perform Agreements. DRGG has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of , enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by this Agreement, in accordance with its respective terms and conditions will not:

3.12.1   require the approval or consent of any governmental or regulatory body, the Stockholders of , or the approval or consent of any other person;

3.12.2   conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to , or any instrument, contract or other agreement to which is a party or by or to which is bound or subject; or

3.12.3	result in the creation of any lien or other encumbrance on the assets or properties of

3.13      Delivery of Periodic Reports; Compliance with 1934 Act. DRGG has provided the Company and the Shareholder with financial statements. All reports filed pursuant to such Act are complete and correct in all material respects. All material contracts relative to DRGG are included in the Periodic Reports. All material contracts and commitments for the provision or receipt of services or involving any obligation on the part of DRGG are included as exhibits to such periodic reports or are listed on Schedule 3.13 hereto.

3.14      Capitalization. The authorized capital stock of consists of 200,000,000 shares of common stock, $.001 par value, of which 58,463,802 shares are presently issued and outstanding and 2,000,000 shares of preferred stock, of which none is issued and outstanding. Except as indicated in Schedule 3.14 hereto, has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of DRGG.

3.15      Full Disclosure. No representation or warranty by in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or the Shareholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of DRGG .

3.16      Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true and complete on the Closing Date with the same force and effect as through such representations and warranties had been made on and as of the Closing Date on June 30, 2006.

4	SECTION 4. COVENANTS OF COMPANY AND SHAREHOLDER

4.1	The Company and the Shareholders covenant to DRGG as follows:

4.2        Conduct of Business. From the date hereof through the Closing Date, the Shareholder and the Company shall conduct its business in the ordinary course.

4.3        Preservation of Business. From the date June 10, 2006 through the Closing Date, the Shareholder and the Company shall use its best efforts to preserve its business organization intact, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

4.4        Litigation. The Company shall promptly notify DRGG of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, shareholder or other representative with respect to the affairs of the Company.

4.5        Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Shareholder and the Company shall conduct its business in such a manner so that the representations and warranties contained in Section 2 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

4.5.1.1

promptly give notice to of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

4.5.1.2	supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

5	SECTION 5. COVENANTS

5.1        Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

5.2        Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3        Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing on July 1, 2005, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4        Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

5.4.1	at the time of disclosure was public knowledge;

5.4.2     after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

5.4.3	the receiving party had within its possession at the time of disclosure.
5.4.4	the disclosure of which is required by law, the SEC or other competent authority;

5.4.5     which at the time of disclosure by one party written consents have been obtained from the other parties.

6	SECTION 6. INDEMNIFICATION

6.1        Obligation of DRGG to Indemnify. Subject to the limitations on the survival of representations and warranties contained herein, DRGG hereby agrees to indemnify, defend and hold harmless the Company and the Shareholder from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

6.2        Obligation of the Company and the Shareholder to Indemnify. Subject to the limitations on the survival of representations and warranties contained herein, the Company and the Shareholder agree to indemnify, defend and hold harmless DRGG from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

7	SECTION 7. THE CLOSING

7.1        The Closing shall take place not later than June 30, 2006. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

8	SECTION 8. MISCELLANEOUS

8.1        Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2        Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3	Assignment. This Agreement is not assignable except by operation of law.

8.4        Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

DRGG:	Bldg 14

Suite A09, International Trading Center,

29 Dongdu Road

Ningbo, China 315000

86-574-56169308

JinKui and Shareholders:	1555 Hengnan Rd.,

Pujiang High-tech Park, Puxing Rd.,

Shanghai, China

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address that shall have been furnished in writing to the addressor.

8.5    Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

8.6    Entire Agreement. This Agreement and the transactions contemplated herein contain the entire agreement among the parties with respect to the issuance of the DRGG Shares and the Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

8.7    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8    Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dragon International Group Corp. By: Name: David Wu, CEO	Shanghai JinKui Packaging Material Company, Limited By: Name: Kaifeng Sun
Shareholder By: Haobo Zhu	Shareholder By: Shaobo Ouyang